Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Western Digital Corporation:

We consent to the use of our reports dated August 17, 2012, with respect to the consolidated balance sheets of Western Digital Corporation and subsidiaries as of June 29, 2012 and July 1, 2011, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 29, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 29, 2012, incorporated herein by reference.

/s/ KPMG LLP

November 29, 2012

Irvine, California